                                                 REGISTRATION NO. 333-
--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------
                      UNIVERSAL HEALTH REALTY INCOME TRUST
             (Exact name of registrant as specified in its charter)

                           --------------------------

                 MARYLAND                              23-6858580
      (State or other jurisdiction of               (I.R.S. Employer
       incorporation or organization)              Identification No.)

                           --------------------------

                           UNIVERSAL CORPORATE CENTER
                              367 SOUTH GULPH ROAD
                       KING OF PRUSSIA, PENNSYLVANIA 19406
                                  610-265-0688
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 ALAN B. MILLER
                           UNIVERSAL CORPORATE CENTER
                              367 SOUTH GULPH ROAD
                       KING OF PRUSSIA, PENNSYLVANIA 19406
                                  610-265-0688
            (Name, address and telephone number of agent for service)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of the Registration Statement.

                           --------------------------

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [X]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [ ]

                           --------------------------

     CALCULATION OF REGISTRATION FEE

============================================================================================================================

                                                                  PROPOSED MAXIMUM    PROPOSED MAXIMUM
 TITLE OF EACH CLASS OF SECURITIES TO BE       AMOUNT TO BE        OFFERING PRICE    AGGREGATE OFFERING        AMOUNT OF
                REGISTERED                      REGISTERED          PER UNIT (1)           PRICE            REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------------
Shares of Beneficial Interest, par value
$.01                                           900,000 shares        $ 19.375          $ 17,437,500             $ 4,848
============================================================================================================================

(1) Estimated solely for the purpose of determining the registration fee in accordance with Rule 457 under the Securities Act of 1933. The proposed maximum offering price is based upon the last sale price of the Shares of Beneficial Interest of the Registrant on the New York Stock Exchange on June 24, 1999.

PROSPECTUS

                      UNIVERSAL HEALTH REALTY INCOME TRUST
                  DIVIDEND REINVESTMENT AND SHARE PURCHASE PLAN

     We are please to send you this prospectus describing the Universal Health Realty Income Trust Dividend Reinvestment and Share Purchase Plan, or the Plan. The Plan provides you with a simple and convenient method to purchase our shares of beneficial interest, or the Trust Shares. Purchases of Trust Shares directly from us pursuant to the Plan will provide us with additional capital for general corporate purposes.

     Some of the significant features of the Plan are:

o You may purchase additional Trust Shares through the reinvestment of cash dividends on your Trust Shares.

o You may also purchase additional Trust Shares through monthly optional cash investments (subject to a minimum of $25.00 per month and a maximum of $50,000.00. per month)

o Holders of Trust Shares in broker or nominee name may participate in the Plan.

o Your record-keeping will be simplified since you will receive periodic statements of your account.

o You may deposit Trust Shares held by you and registered in your name into the Plan and thereby avoid the need for safekeeping of certificates.

     This prospectus contains complete information in an easy-to-read, question-and-answer format, and we urge you to read it carefully.

     Your participation is entirely voluntary, and you may begin or terminate your participation at any time. If you are a registered holder and wish to join the Plan, please complete and sign the enclosed Authorization Form and return it to Equiserve, L.P., the Plan Administrator. If you are a beneficial owner, please see Questions 3 and 4 for instructions on how you may participate in the Plan. Please retain this prospectus for future reference. The Trust Shares are traded on the New York Stock Exchange under the symbol "UHT."

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this Prospectus is June 28, 1999

                                TABLE OF CONTENTS

                                                                 Page
                                                                 ----
Summary of Plan                                                     5

The Plan                                                            7

Purpose                                                             7

Advantages and Disadvantages                                        7

Participation                                                       8

Purchases and Prices of Shares                                     10

Administration                                                     12

Reports to Participants                                            12

Dividends on Trust Shares                                          12

Certificates for Trust Shares                                      12

Withdrawals and Termination                                        13

Other Information                                                  14

Dividends                                                          18

Use of Proceeds                                                    18

Description of Trust Shares                                        19

Plan of Distribution                                               20

Federal Income Tax Considerations                                  21

Legal Matters                                                      26

Experts                                                            26

Available Information                                              26

Incorporation of Certain Documents by Reference                    27


         As used herein, the term "we, "our," "us" or "Trust" includes Universal Health Realty Income Trust and those entities owned or controlled by it (collectively, the "Subsidiaries") unless the context indicates otherwise.

                                 SUMMARY OF PLAN

         The following summary description of our Plan is qualified by reference to the full text of the Plan which is contained herein.

      About the Trust:                      We are a Maryland real estate
                                            investment trust organized in August
                                            1986 to invest in income-producing,
                                            health care related products. We
                                            commenced operations on December 24,
                                            1986. As of June 15, 1999, we had 32
                                            investments located in 14 states.

                                            Our corporate headquarters and
                                            executive offices are located at 367
                                            South Gulph Road, King of Prussia,
                                            Pennsylvania 19406, and our
                                            telephone number is (610) 265-0688.

      Purpose of the Plan                   The primary purpose of the Plan is
                                            to provide you with a simple and
                                            convenient method to purchase our
                                            shares.

      Purchase Price                        The Plan provides that shares to be
                                            offered may be either newly issued
                                            shares purchased directly from us or
                                            shares purchased in the open market.
                                            (See Question 11.)

                                            Under the Plan the purchase price of
                                            shares purchased in open market
                                            transactions shall be the actual
                                            price of all shares purchased for
                                            the account of Plan participants.

                                            The price at which newly issued
                                            shares are acquired directly from us
                                            shall be the last reported sales
                                            price of the shares as published in
                                            the Eastern Edition of the Wall
                                            Street Journal report on the New
                                            York Stock Exchange Composite
                                            Transactions for the date
                                            immediately preceding the date on
                                            which the shares are purchased.

      Brokerage Costs and Commissions;      There are no expenses to
      Administrative Fees and Costs         participants in connection with the
                                            purchase of Trust Shares under the
                                            Plan.


      Plan Limitations                      Optional cash investments are
                                            subject to a minimum monthly
                                            purchase limit of $25.00 and a
                                            maximum monthly purchase limit of
                                            $50,000.00. (See Question 13.)

                                            Subject to the availability of
                                            shares registered for issuance under
                                            the Plan, there is no total maximum
                                            number of shares that can be issued
                                            pursuant to the reinvestment of
                                            dividends.

      Number of shares offered              As of the date hereof, 900,000
                                            shares have been registered and are
                                            available for sale under the Plan.

                                    THE PLAN

         The Plan, as amended, was adopted by our board of trustees on March 8, 1999. The following questions and answers explain and constitute the Plan. Shareholders who do not participate in the Plan will receive cash dividends, as declared and paid in the usual manner.

                                     PURPOSE

1.       WHAT IS THE PURPOSE OF THE PLAN?

         The purpose of the Plan is to provide holders of Trust Shares, with a simple and convenient way to invest cash dividends or optional cash payments received on account of the Trust Shares held, in additional Trust Shares. When we are not engaged in making a public offering of our Trust Shares pursuant to a registration statement that is in effect under the Securities Act, the Plan Administrator will purchase Trust Shares either from or through securities broker dealers. When we have registered Trust Shares available for sale, the Plan Administrator shall use its best efforts to purchase either (i) outstanding Trust Shares from or through securities broker dealers or (ii) "newly issued" Trust Shares directly from us in accordance with the terms of the offering. In those cases in which Trust Shares are purchased directly from us, we will receive additional funds for our business purposes, which primarily include real estate equity investments.

                          ADVANTAGES AND DISADVANTAGES

2. WHAT ARE THE ADVANTAGES OF THE PLAN?

         Participants in the plan may:

         (a) have cash dividends on all or a portion of their Trust Shares automatically reinvested or have optional payments invested in Trust Shares with no brokerage commissions or any charges for record-keeping; and

         (b) obtain full investment use of funds, as the Plan provides for fractions of Trust Shares to be credited to participants' accounts; and

         (c) avoid cumbersome safekeeping requirements and record-keeping costs for Trust Shares credited to participants' accounts under the plan through the free custodial service and reporting provisions of the Plan.

         Disadvantages:

         (a) Participants that reinvest cash dividends will be treated for federal income tax purposes as having received a distribution on the dividend payment date; such dividend generally will give rise to income tax liability for the payment of income tax without providing Participants with immediate cash to pay such tax when it becomes due. (See Question 27);

         (b) Because the date by which you must decide to make an optional cash investment is prior to the Optional Payment Investment Date (as defined in Question 11) for such investments, your investments may be exposed to changes in market conditions. (See Question 11); and

         (c) No interest will be paid to Participants on funds held by the Plan Administrator pending investment. (See Question 12).

                                  PARTICIPATION

         For purposes of this section, responses will generally be based upon the method by which the holder holds his or her Trust Shares. Generally, holders are either record owners or beneficial owners. A record owner is a holder who owns the Trust Shares in his or her own name. A beneficial owner is a holder who beneficially owns the Trust Shares that are registered in a name other than his or her own name (for example, the Trust Shares are held in the name of a broker, bank or other nominee). A record owner may participate directly in the Plan, whereas a beneficial owner will have to either become a record owner by having one or more Trust Shares transferred into his or her own name or coordinate his or her participation in the Plan through the broker, bank or other nominee in whose name the beneficial owner's Trust Shares are held. If a beneficial owner who desires to become a Participant encounters any difficulties in coordinating his or her participation in the Plan with his or her broker, bank or other nominee, he or she should call our Investor Relations department at (610) 265-0688.

3.       WHO IS ELIGIBLE TO PARTICIPATE?

         All holders of record of the Trust Shares are eligible to participate in the Plan. Beneficial owners of our Trust Shares whose securities are registered in the name of a broker or nominee must contact the broker to make arrangements for them to participate on your behalf, or become a record holder by having the Trust Shares transferred to his own name.

4.       HOW DOES AN ELIGIBLE HOLDER PARTICIPATE?

         An eligible holder of the Trust Shares who is not already enrolled in the Plan may join the Plan by signing the Authorization Card and returning it to BankBoston, N.A., c/o Equiserve, L.P., Dividend Reinvestment, PO Box 8040, Boston, MA 02266-8040, which is acting as the Plan Administrator.

5.       ARE SECURITIES BROKER DEALERS ELIGIBLE TO PARTICIPATE?

         Yes. A beneficial owner whose securities are registered in the name of a broker and who wishes to participate in the Plan should contact the broker and request to participate.

6.       WHEN MAY A HOLDER JOIN THE PLAN?

         An eligible holder of our Trust Shares may join the Plan at any time. Once in the Plan, the holder will remain a participant until he or she discontinues his or her participation or sells all Trust Shares held in his or her own name which are designated for participation in the Plan as well as Trust Shares in the Plan account.

         If an Authorization Card specifying reinvestment of dividends is received by the Plan Administrator on or before the record date (or, if the record date is not a business day, the next preceding business day) established for a particular dividend payment, reinvestment will commence with that dividend payment date (or, if the payment date is not a business day, the next following business day). Dividend payment dates for the Trust Shares and the related record date are typically as follows:


          Approximate Record Date                Approximate Dividend Payment
          - the 15th day of March, June,         Date - the last day of March,
          September and December                 June, September and December


         If the Authorization Card is received after the record date established for a particular dividend payment, then the reinvestment of dividends will not begin until the dividend payment date following the next record date, as applicable. See Question 12 below for information concerning the investment of optional cash payments.

7.       WHAT DOES THE AUTHORIZATION CARD PROVIDE?

         The Authorization Card provides for the purchase of additional Trust Shares through the following investment options:

         (a) Full Dividend Reinvestment directs us to invest in accordance with the Plan all of your cash dividends on all of the Trust Shares then or subsequently registered in your name, and also permits you to make optional cash payments for the purchase of additional Trust Shares in accordance with the Plan;

         (b) Partial Dividend Reinvestment directs us to invest in accordance with the Plan the cash dividends on only that number of Trust Shares registered in your name which are designated in the appropriate space on the Authorization Card, and also permits you to make optional cash payments for the purchase of additional Trust Shares in accordance with the Plan;

         (c) Optional Cash Purchases Only permits you to make optional cash payments for the purchase of additional Trust Shares in accordance with the Plan, without reinvesting dividends on the Trust Shares held by you. After you receive your statement on each optional cash purchase, you may elect to receive cash dividends on such Trust Shares by withdrawing such stock from your account. (See Question 20.)

         You may select either of the reinvestment options or the optional cash purchase option. In all cases, cash dividends on all of the Trust Shares held in your account under the Plan will be reinvested in accordance with the Plan, including dividends on such Trust Shares purchased with optional cash payments.

8.       HOW MAY A PARTICIPANT CHANGE OPTIONS UNDER THE PLAN?

         As a participant, you may change your investment options at any time by requesting a new Authorization Card and returning it to the Plan Administrator, BankBoston, N.A., c/o Equiserve, L.P., Dividend Reinvestment, PO Box 8040, Boston, MA 02266-8040.

                         PURCHASES AND PRICES OF SHARES

9. ARE THERE ANY EXPENSES TO PARTICIPANTS IN CONNECTION WITH THE PURCHASE OF TRUST SHARES UNDER THE PLAN?

         No.

10.      HOW MANY TRUST SHARES WILL BE PURCHASED FOR PARTICIPANTS?

         If you become a participant in the Plan, the number of Trust Shares to be purchased depends on the amount of your dividends or optional cash payments and the purchase price of the Trust Shares. Your account will be credited with that number of Trust Shares, including fractions, equal to the total amount to be invested divided by the purchase price per share.

11.      WHEN AND AT WHAT PRICE WILL TRUST SHARES BE PURCHASED UNDER THE PLAN?

         Purchases of Trust Shares with reinvested dividends will be made 3 business days prior to the payment date (or, if that is not a business day, on the next following business day). The date on which optional payments received from participants will be applied to the purchase of additional Trust Shares (the "Optional Payment Investment Date") will be three business days prior to the last day of the month which is a business day in Boston, Massachusetts. In order to be invested on an upcoming Optional Payment Investment Date, optional cash payments must be received by the Plan Administrator no later than 10 days prior to the last day of the month. Late payments will be invested on the next subsequent Optional Payment Investment Date.

         In the case of Trust Shares purchased in open market transactions, the purchase price shall be the actual price of the Trust Shares purchased for the accounts of Plan participants. The price at which newly issued Trust Shares are acquired directly from us shall be the last reported sales price of the Trust Shares as published in the Eastern Edition of the Wall Street Journal report on the New York Stock Exchange Composite Transactions for the date immediately preceding the date on which such Trust Shares are purchased. If there is no trading in the Trust Shares as reported on the New York Stock Exchange Composite Tape for the date immediately preceding the date of purchase, the purchase price per newly issued Trust Share shall be determined by us on the basis of such market quotations as we shall deem appropriate. Participants will become owners of Trust Shares purchased under the Plan as of the date of purchase.

12.      WHO WILL BE ELIGIBLE TO MAKE OPTIONAL CASH PAYMENTS?

         All holders of record or beneficial owners of Trust Shares who submit an Authorization Card or who continue to be enrolled in the Plan are eligible to make optional cash payments at any time. We will apply any optional cash payment received from a participant ten days prior to the last day of the month to the purchase of Trust Shares for the account of the participant on such Optional Payment Investment Date.

         If you want to make only optional cash payments (and not reinvest dividends), we will pay cash dividends on Trust Shares registered in your name in the usual manner and will apply any optional cash payments received from you to the purchase of additional Trust Shares for your account under the Plan. Unless Trust Shares acquired with optional cash payments are withdrawn from your account, dividends paid on such shares will be reinvested. (See Question 20 below concerning withdrawal.)

         An initial optional cash payment may be made by a participant when enrolling in the Plan (or by shareholders who continue to be enrolled in the Plan) by enclosing a check or money order in U.S. funds drawn on a U.S. bank with the Authorization Card. Optional cash payments may be made at any time by sending them to BankBoston, N.A., c/o Equiserve, L.P., Dividend Reinvestment, PO Box 9041, Boston, MA 02205-9835.

         Forwarding payments to any other address does not constitute valid delivery. Checks or money orders should be made payable to BankBoston, N.A. While optional cash payments may be made at any time, participants making these payments should send them so they are received by the Plan Administrator ten days prior to the last day of the month because no interest will be paid on such payments.

         In the event that any deposit is returned unpaid for any reason, the Bank will consider the request for investment of such funds null and void and shall immediately remove from the participant's account shares, if any, purchased upon the prior credit of such funds. The Bank shall thereupon be entitled to sell these shares to satisfy any uncollected balance. If the net proceeds of the sale of such shares are insufficient to satisfy the balance of such uncollected amount, the Bank shall be entitled to sell additional shares from the participant's account to satisfy the uncollected balance. A $25.00 fee will be charged for any deposit returned unpaid.

13.      WHAT ARE THE LIMITATIONS ON THE AMOUNT OF OPTIONAL CASH PAYMENTS?

         The same amount of money need not be sent each month and you are under no obligation to make an optional cash payment in any month. Any optional cash payments you wish to make must not be less than $25.00 per payment nor may they total more than $50,000.00 per month. Only checks or money orders in U.S. funds drawn on U.S. banks should be remitted.

14.      UNDER WHAT CIRCUMSTANCES WILL OPTIONAL CASH PAYMENTS BE RETURNED?

         Optional cash payments received by the Plan Administrator will be returned to you upon written request received at least 72 hours prior to the Optional Payment Investment Date.

                                 ADMINISTRATION

15.      WHO ADMINISTERS THE PLAN FOR PARTICIPANTS?

         BankBoston, N.A., as Plan Administrator, administers the Plan for participants, keeps records, sends statements of account to participants and performs other duties relating to the Plan. Trust Shares purchased under the Plan will be registered in the name of the Plan Administrator (or its nominee), as agent, and credited to the accounts of the respective participants.

                             REPORTS TO PARTICIPANTS

16.      WHAT KIND OF REPORTS WILL BE SENT TO PARTICIPANTS IN THE PLAN?

         As soon as practicable after each purchase, a participant will receive an advice of transaction, including effective purchase price and the number of Trust Shares acquired. These statements are a record of the cost of purchase of shares under the Plan and should be retained for tax purposes. In addition, each participant will receive copies of our annual and quarterly reports to shareholders, proxy statements and dividend income information for tax reporting purposes.

                            DIVIDENDS ON TRUST SHARES

17. WILL PARTICIPANTS BE CREDITED WITH DIVIDENDS ON TRUST SHARES HELD IN THEIR ACCOUNTS UNDER THE PLAN?

         Yes. As the record holder for the Trust Shares held in participants' accounts under the Plan, the Plan Administrator will receive dividends for all Trust Shares held by the Plan on the dividend record date, will credit such dividends to participants' accounts on the basis of full and fractional Trust Shares held in these accounts, and will automatically reinvest such dividends in additional Trust Shares.

                          CERTIFICATES FOR TRUST SHARES

18.      WILL CERTIFICATES BE ISSUED FOR TRUST SHARES PURCHASED UNDER THE PLAN?

         Unless requested, we will not issue to participants certificates for Trust Shares purchased under the Plan. Your Trust Shares will be held in the name of the Plan Administrator or its nominee. The number of shares purchased for your account under the Plan will be shown on your statement of account. This feature protects against loss, theft or destruction of stock certificates.

         Certificates for any number of whole Trust Shares credited to your account under the Plan will be issued to you upon your written request. If you are reinvesting cash dividends with respect to all the Trust Shares registered in your name, cash dividends with respect to Trust Shares withdrawn from your account will continue to be reinvested unless you thereafter submit a new Authorization Card reducing the number of Trust Shares subject to the Plan. Dividends on any full or fractional Trust Shares remaining in your account will also continue to be reinvested. We, at our discretion, may terminate any account which contains only a fraction of a Trust Share by paying the account holder in cash the dollar value of such fractional Trust Share. Certificates for fractions of Trust Shares will not be issued. See No. 20 below for instructions on withdrawing Trust Shares.

         Accounts under the Plan will be maintained in the names in which certificates of the participants were registered at the time the participants entered the Plan. Therefore, certificates for whole Trust Shares will be similarly registered when issued at the request of a participant. Should you want your Trust Shares registered and issued in a different name or should you want to change the name in which your account is maintained, you must so indicate in a written request and comply with any applicable transfer requirements. A participant who wishes to pledge Trust Shares credited to his or her Plan account must first withdraw such Trust Shares from the account.

19.      IS TRUST SHARE SAFEKEEPING AVAILABLE?

         As a participant in the Plan, you may deposit additional Trust Shares as you now hold into your account for safekeeping. These are treated the same as shares purchased under the Plan. The bank makes no charge for this additional service.

         All certificates should be sent to: BankBoston, N.A., c/o Equiserve, L.P., Dividend Reinvestment, PO Box 8040, Boston, MA 02266-8040 by either registered or certified mail, return receipt requested.

                           WITHDRAWALS AND TERMINATION

20.      HOW MAY A PARTICIPANT WITHDRAW TRUST SHARES PURCHASED UNDER THE PLAN?

         You may withdraw all or a portion of the Trust Shares from your Plan account by notifying the Plan Administrator in writing to that effect and specifying in the notice the number of whole Trust Shares to be withdrawn. This notice should be mailed to: BankBoston, N.A., c/o Equiserve, L.P., Dividend Reinvestment, PO Box 8040, Boston, MA 02266-8040. Certificates for the whole Trust Shares so withdrawn will be issued to you. In no case will certificates for fractional Trust Shares be issued. Any notice of withdrawal received after a dividend payment record date will not be effective until dividends for such record date have been reinvested and the Trust Shares so purchased are credited to the participant's Plan account. See Question 6 above as to the approximate dividend payment record dates. If you are reinvesting dividends on all Trust Shares registered in your name, dividends with respect to Trust Shares withdrawn from your account will continue to be reinvested unless you thereafter submit a new Authorization Card reducing the number of Trust Shares subject to the Plan.

                                OTHER INFORMATION

21.      HOW MAY A PARTICIPANT SELL TRUST SHARES?

         You may sell all or a portion of the Trust Shares in your Plan account by notifying the Plan Administrator in writing to that effect and specifying in the notice the number of whole Trust Shares to be sold. This notice should be mailed to: BankBoston, N.A., c/o Equiserve, L.P., Dividend Reinvestment, PO Box 8040, Boston, MA 02266-8040.

         The sale of Trust Shares shall be deemed to have been made at the then current market price. The sale proceeds, after deduction of any brokerage commission and a service charge of 5% up to a maximum of $10.00, shall be delivered to the participant. No participant shall have the authority or power to direct the date or sales price at which Trust Shares may be sold. Requests must indicate the number of shares to be sold and not the dollar amount to be attained. Any such request that does not clearly indicate the number of shares to be sold will be returned to the participant with no action taken.

22. WHAT HAPPENS TO THE FRACTION OF A TRUST SHARE WHEN A PARTICIPANT WITHDRAWS OR SELLS ALL TRUST SHARES FOR THE PLAN?

         If a participant's account contains a fractional Trust Share for which withdrawal or sale is requested (or the account is terminated by the Trust as provided in Question 20 above), the Plan Administrator will make a cash payment equal to the closing price on such date of the Trust Shares as reported in the Eastern Edition of the Wall Street Journal, multiplied by such fraction. This cash payment, together with certificates for the whole shares, will be mailed directly to the withdrawing participant by the Plan Administrator.

23. WHAT HAPPENS TO A PARTICIPANT'S PLAN ACCOUNT IF ALL TRUST SHARES IN THE PARTICIPANT'S OWN NAME ARE TRANSFERRED OR SOLD?

         If you dispose of all Trust Shares registered in your own name and participating in the Plan, other than those held in your Plan account, the Plan Administrator will continue to reinvest dividends on the Trust Shares held in your Plan account until you notify the Plan Administrator that you wish to withdraw such Trust Shares from your account. (See Question 20 above concerning the withdrawal of Trust Shares.)

24. HOW DOES A PARTICIPANT DISCONTINUE THE REINVESTMENT OF DIVIDENDS UNDER THE PLAN?

         A participant may discontinue the reinvestment of dividends under the Plan with respect to all or a portion of the participants Trust Shares at any time by notifying the Plan Administrator in writing to that effect. Discontinuance with regard to all Trust Shares will constitute a request for withdrawal of the Trust Shares held in a participant's account. Notice of discontinuance should be sent to: BankBoston, N.A., c/o Equiserve, L.P., Dividend Reinvestment, PO Box 8040, Boston, MA 02266-8040. To prevent the reinvestment of dividends in accordance with the Plan, a notice of discontinuance must be received prior to the dividend record date for the next dividend payment. (See Question 6 above for the approximate timing of dividend record dates.)

25. WHAT HAPPENS IF WE HAVE A TRUST SHARE RIGHTS OFFERING, ISSUES A TRUST SHARE DIVIDEND OR DECLARES A TRUST SHARE SPLIT?

         Participation in any rights offering will be based upon both the Trust Shares registered in participants' names and the Trust Shares (including fractional Trust Shares) credited to participants' Plan accounts. Any Trust Share dividend or Trust Shares resulting from splits of Trust Shares, both full and fractional, credited to participants' accounts will be added to their Plan accounts.

26. HOW WILL A PARTICIPANT'S TRUST SHARES HELD BY THE PLAN BE VOTED AT A MEETING OF SHAREHOLDERS?

         All Trust Shares credited to your account under the Plan will be voted as you direct. If, on the record date for a meeting of shareholders, there are Trust Shares credited to your account under the Plan, you will be sent the proxy materials for such meeting. When you return an executed proxy, all of such Trust Shares will be voted as indicated. Or, if you so elect, you may vote all of such Trust Shares in person at the shareholders' meeting.

27.      WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATION IN THE
         PLAN?

         Under Internal Revenue Service rulings in connection with similar plans, dividends paid with respect to Trust Shares which you reinvest in Trust Shares will be treated for Federal income tax purposes as having been received by you in the form of a taxable stock distribution rather than as a cash dividend. Under these rulings, an amount equal to the fair market value on the date of purchase of Trust Shares acquired with reinvested dividends will be treated as a dividend to the extent the Trust has earnings and profits for Federal income tax purposes. In case of newly issued Trust Shares acquired directly from us, this fair market value will be based on the last reported sales price of the Trust Shares as published in the Eastern Edition of the Wall Street Journal report on the New York Stock Exchange Composite Transactions for the date immediately preceding the date on which such Trust Shares are purchased. If there is no trading in the Trust Shares as reported on the New York Stock Exchange Composite Tape for the date immediately preceding the date of purchase, the fair market value shall be equal to the purchase price we determine as set forth in Question 11 above. In the case of Trust Shares acquired in open market transactions, the fair market value of Trust Shares will be their actual purchase price. To the extent that the amount so distributed by us exceeds our current and accumulated earnings and profits, such excess would be treated for Federal income tax purposes as a return of capital to the participants. In addition, in the event that we designate a part or all of the amount so distributed as a capital gain dividend, such gain would be treated by the participants as long-term capital gain. Your statements of account will show the purchase price of the Trust Shares acquired with reinvested dividends and a statement mailed to you at year-end will reflect your dividend income information for tax reporting purposes.

         Participants who purchase additional Trust Shares with optional cash payments should not be treated for Federal income tax purposes as having received a dividend solely by reason of such purchase, inasmuch as they will have simply purchased additional Trust Shares for an amount equal to their fair market value, in the case of newly-issued Trust Shares, or their actual purchase price, in the case of Trust Shares acquired in open market transactions. Accordingly, such participants' statements of account will simply show the fair market value or actual purchase price of the Trust Shares acquired with optional cash payments.

         In accordance with the applicable Treasury Regulations, the tax basis of Trust Shares acquired under the Plan by reinvestment of dividends or by optional cash payments will be equal to their fair market value or actual purchase price including any brokerage commission.

         The holding period of Trust Shares acquired under the Plan, whether purchased with dividends or optional cash payments, will begin on the day following the date as of which the Trust Shares are purchased for your account.

         As a participant in the Plan, you will not realize any taxable income when you receive certificates for whole Trust Shares credited to your account, either upon your request for such certificates or upon withdrawal from, or termination of, the Plan. However, you may recognize gain or loss (which, for most participants, will be capital gain or loss) when whole Trust Shares acquired under the Plan are sold or exchanged. You may also recognize gain or loss when you receive a cash payment for a fractional Trust Share credited to your account upon withdrawal from, or termination of, the Plan. The amount of such gain or loss will be the difference, if any, between the amount which you receive for your Trust Shares or fractional Trust Share and the tax basis thereof.

         The Internal Revenue Service has ruled that a dividend reinvestment plan similar to the Plan will not adversely affect the qualification of a real estate investment trust. In addition, such trusts should be able to include amounts deemed distributed as dividends under such a plan in their dividends paid deduction.

         Those considering participation in the Plan are urged to consult with their own tax advisors for more specific information and with respect to any changes in the tax laws or regulations affecting these matters.

28. WHAT PROVISION IS MADE FOR HOLDERS OF TRUST SHARES SUBJECT TO BACK-UP WITHHOLDING?

         In the case of holders of Trust Shares who elect to have their dividends reinvested and whose dividends are subject to "back-up" withholding under the Code, the Plan Administrator will invest in Trust Shares, an amount equal to the dividends of such participants less the amount of any brokerage commissions and service charges and any tax required to be withheld. The statements confirming purchases made for such participants will indicate the net payment reinvested.

         Under the "backup" withholding rules of the Code, the Trust is required to withhold for United States income tax purposes 31% of all dividend payments to a holder of Trust Shares if (1) such person has failed to furnish to the Trust its taxpayer identification number, or TIN, which for an individual is his social security number, (2) the Internal Revenue Service has notified the Trust that the TIN furnished by such person is incorrect, (3) the Internal Revenue Service notifies the Trust that back-up withholding should be commenced because such person has failed to properly report interest or dividends or (4) such person has failed to certify, under penalties of perjury, that is not subject to back-up withholding. Holders of Trust Shares have previously been requested by the Trust or their broker to submit all information and certifications required in order to exempt them from back-up withholding if such exemption is available to them.

         Foreign Plan participants should consult their own tax advisors concerning the U.S. withholding tax consequences of participating in the Plan. Foreign holders of Trust Shares who elect to make optional cash payments only will continue to receive cash dividends on Trust Shares registered in their names in the same manner as if they were not participating in the Plan. Optional cash payments received from them must be in United States dollars and will be invested in the same way as payments from other participants.

29.      WHAT IS THE RESPONSIBILITY OF THE PLAN ADMINISTRATOR UNDER THE PLAN?

         The Plan Administrator will not be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claim of liability arising out of failure to terminate a participant's account upon such participants death, the prices at which Trust Shares are purchased for a participant's account, the times when purchases are made or fluctuations in the market value of the Trust Shares.

         Participants should recognize that neither we nor the Plan Administrator can provide any assurance of a profit or protection against loss on any Trust Shares purchased under the Plan.

30.      MAY THE PLAN BE CHANGED OR DISCONTINUED?

         While we hope to continue the Plan indefinitely, we reserve the right to suspend or terminate the Plan at any time, including the period between a dividend record date and the related payment date. We also reserve the right to make modifications to the Plan. Participants will be notified of any such suspension, termination or any material modification. We also reserve the right to terminate any participant's participation in the Plan at any time.

31.      HOW IS THE PLAN TO BE INTERPRETED?

         We will determine any question of interpretation arising under the Plan and any such determination will be final.

32.      WHERE SHOULD CORRESPONDENCE REGARDING THE PLAN BE DIRECTED?

         Requests for Plan enrollment or terminations should be addressed as follows:

         BankBoston, N.A.
         c/o Equiserve, L.P.
         Dividend Reinvestment
         PO Box 8040
         Boston, Massachusetts 02266-8040

         All inquiries or correspondence regarding the Plan should be addressed as follows:

         BankBoston, N.A.
         c/o Equiserve, L.P.
         Investor Relations Department
         PO Box 8040
         Boston, Massachusetts 02266-8040

         Please mention the specific Plan in all correspondence.

         IT WILL BE OUR POLICY TO DECLARE QUARTERLY DISTRIBUTIONS TO THE HOLDERS OF TRUST SHARES SO AS TO COMPLY WITH APPLICABLE SECTIONS OF THE CODE GOVERNING REAL ESTATE INVESTMENT TRUSTS. SUBJECT TO THE FOREGOING, FUTURE DIVIDENDS WILL BE DETERMINED IN LIGHT OF OUR EARNINGS AND FINANCIAL CONDITION AND OTHER RELEVANT FACTORS.

                                    DIVIDENDS

         We have paid dividends since our organization. In order to accommodate the provisions of this Plan, we anticipate that dividends will be payable on or about the last day of March, June, September and December.

                                 USE OF PROCEEDS

         We do not know either the number of Trust Shares that will be ultimately sold pursuant to the Plan or the prices at which such shares will be sold. However, we propose to use the net proceeds from the sale of newly issued Trust Shares for the purchase of additional facilities, repayment of indebtedness and/or for working capital purposes.

                           DESCRIPTION OF TRUST SHARES

         The summary of the terms of our shares set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to the Declaration of Trust, as amended and/or restated from time to time, and the Amended and Restated Bylaws, as amended and/or restated from time to time, each of which is incorporated herein by reference.

         Our authorized capital stock consists of 100,000,000 shares of which 5,000,000 are preferred shares. We have agreed to issue to Universal Health Services, Inc., one of our shareholders, additional shares from time to time in the future, at the then fair market value, sufficient for it to maintain a 5% interest in us.

         Trust Shares. Except as otherwise determined by our board of trustees with respect to any class of or series of preferred shares, all shares will participate equally in distributions payable to shareholders when and as declared by our board of trustees and in net assets available for distribution to shareholders, on liquidation or dissolution, will have one vote per share on all matters submitted to a vote of the shareholders and will not have cumulative voting rights in the election of our trustees. The Trust Shares offered hereby will be validly issued, fully paid and, except as set forth below, non-assessable by us upon issuance and will have no preference, conversion, exchange or pre-emptive rights.

         Preferred Shares. No preferred shares are presently outstanding. Preferred shares may be issued from time to time by our board of trustees, without shareholder approval, in such series and with such preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or other provisions, as may be fixed by our board of trustees in the resolution authorizing their issuance. Our board of trustees may designate capital gains allocations to holders of preferred shares without shareholder approval.

         Redemption and Business Combination Provisions. If our board of trustees shall, at any time and in good faith, be of the opinion that direct or indirect ownership of at least 9.8% in value of the outstanding shares (taking into account the constructive ownership rules contained in Sections 318 and 544 of the Internal Revenue Code of 1986, or the Code) has or may become concentrated in the hands of one beneficial owner, our board of trustees shall have the power (1) by lot or other means deemed equitable by them to call for the purchase from any such shareholder a number of our shares sufficient, in the opinion of our board of trustees, to maintain or bring the direct or indirect ownership of our shares of such owner to a level equal to 9.8% in value of the outstanding shares and (2) to refuse to transfer or issue our shares to any person whose acquisition of such shares would cause a person to hold in excess of 9.8% in value of the outstanding shares. Further, any transfer of our shares that would create a direct or indirect owner of more than 9.8% in value of the outstanding shares shall be deemed void and the intended transferee shall be deemed never to have had an interest therein. The purchase price for any of our shares so redeemed shall be equal to the fair market value of the shares reflected in the closing sales price for the shares, if then listed on a national securities exchange or traded in the NASDAQ National Market, or the average of the closing sales prices for the shares if then listed on more than one national securities exchange, or if the shares are not then listed on a national securities exchange, the latest bid quotation for the shares if then traded over-the-counter, on the last business day immediately preceding the day on which notices of such acquisition are sent by us or, if no such closing sale prices or quotations are available, then the purchase price shall be equal to the net asset value of such shares as determined by our board of trustees in accordance with the provisions of applicable law. In addition, if any person knowingly holds our shares in excess of 9.8% in value of the outstanding shares and we lose our qualification as a real estate investment trust under the Code or become a personal holding company, that person would be required to indemnify us for the full amount of any damages and expenses resulting from the loss of our qualification as a real estate investment trust or our becoming a personal holding company. These damages and expenses might include increased corporate taxes, attorneys' fees and administrative costs. From and after the date fixed for purchase by our board of trustees, the holder of any shares so called for purchase shall cease to be entitled to distributions, voting rights and other benefits with respect to such shares, except the right to payment of the purchase price for the shares.

         Shareholder Liability. The Declaration of Trust provides that our shareholders shall not be subject to any liability for our acts or obligations and that, as far as practicable, each of our written agreements is to contain a provision to that effect. With respect to all types of claims in such jurisdictions with respect to tort claims, contract claims where shareholder liability is not disavowed as described above and claims for taxes and certain statutory liabilities, a shareholder may be held personally liable to the extent that claims are not satisfied by us. The Declaration of Trust provides that, upon payment of any such liability, the shareholder will be entitled to reimbursement from our general assets. There can be no assurance that, at the time any such liability arises, we will have assets sufficient to satisfy our reimbursement obligation. Our board of trustees intends to conduct our operations, with the advice of counsel, in such a way as to avoid, as far as practicable, the ultimate liability of our shareholders. Our board of trustees does not intend to provide insurance covering such risks to the shareholders.

         Transfer Agent and Registrar. The First National Bank of Boston acts as transfer agent, registrar and dividend reinvestment agent of our shares.

                              PLAN OF DISTRIBUTION

         Except to the extent the Plan Administrator purchases Trust Shares in open market transactions, the Trust Shares acquired under the Plan will be sold directly by us through the Plan. We may sell Trust Shares to owners of shares (including brokers or dealers) who, in connection with any resales of such shares, may be deemed to be underwriters. In connection with any such transaction, compliance with Regulation M under the Exchange Act would be required. Such shares may be resold in market transactions (including coverage of short positions) on any national securities exchange on which Trust Shares trade or in privately negotiated transactions. The Trust Shares are currently listed on the New York Stock Exchange. The difference between the price such owners pay to us for Trust Shares acquired under the Plan and the price at which such shares are resold, may be deemed to constitute underwriting commissions received by such owners in connection with such transactions. Any such underwriter involved in the offer and sale of the Trust Shares will be named in an applicable Prospectus Supplement. Any underwriting compensation paid by us to underwriters or agents in connection with the offering of the Trust Shares, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in an applicable Prospectus Supplement.

         Subject to the availability of Trust Shares registered for issuance under the Plan, there is no total maximum number of shares that can be issued pursuant to the reinvestment of distributions.

         Except with respect to purchases from or through securities broker dealers, we will pay any and all brokerage commissions and related expenses incurred in connection with purchases of Trust Shares under the Plan. Upon withdrawal by a Participant from the Plan by the sale of Trust Shares held under the Plan, the Participant will receive the proceeds of such sale less a nominal fee per transaction paid to the Plan Administrator (if such resale is made by the Plan Administrator at the request of a Participant), any related brokerage commissions and any applicable transfer taxes.

         Trust Shares may not be available under the Plan in all states. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any Trust Shares or other securities in any state or any other jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

                        FEDERAL INCOME TAX CONSIDERATIONS

GENERAL

         The following discussion summarizes the material federal income tax considerations to a holder of Trust Shares. The following discussion, which is not exhaustive of all possible tax considerations, does not address any state, local or foreign tax considerations. Nor does it discuss all of the aspects of federal income taxation that may be relevant to a prospective shareholder in light of his or her particular circumstances or to certain types of shareholders (including insurance companies, financial institutions or broker-dealers) who are subject to special treatment under the federal income tax laws.

         The following summary is based on the Code, its legislative history, administrative pronouncements, judicial decisions and Treasury regulations, subsequent changes to any of which may affect the tax consequences described herein, possibly on a retroactive basis.

EACH PROSPECTIVE PURCHASER OF TRUST SHARES IS ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER, IN LIGHT OF HIS OR HER SPECIFIC OR UNIQUE CIRCUMSTANCES, OF THE PURCHASE, OWNERSHIP AND SALE OF TRUST SHARES IN AN ENTITY ELECTING TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

         For purposes of the following discussion, a U.S. shareholder is a holder of Trust Shares who, for federal income tax purposes, is either (1) a citizen or resident of the United States, (2) a corporation or partnership created or organized under the laws of the United States or of any state or political subdivision thereof, (3) an estate whose income is includable in gross income for U.S. federal income tax purposes regardless of its source or (4) a trust subject to primary supervision of a court within the United States and the control of one or more U.S. persons. A "Non-U.S. Holder" is any person other than a U.S. shareholder.

TAXATION OF THE TRUST

         We elected REIT status commencing with our taxable year ending December 31, 1986. In any taxable year in which we qualify as a REIT, we generally will not be subject to federal income tax on that portion of our REIT taxable income or capital gain which we distribute to shareholders. This treatment substantially eliminates the "double taxation" (that is, taxation of the same income at both the corporate level and upon distribution to shareholders) that generally results from the use of corporate investment vehicles. However, we will be subject to federal income tax at regular corporate rates upon any of our REIT taxable income or net capital gain which is not distributed to our shareholders. We also may be subject to the corporate "alternative minimum tax." In addition, we will be subject to a 4% excise tax if we do not satisfy certain distribution requirements. We may also be subject to taxes in certain situations and on certain transactions not presently contemplated.

         If we fail to qualify for taxation as a REIT in any taxable year, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates (and our shareholders will be taxed in the same manner as shareholders of ordinary domestic corporations). As a result, our failure to qualify as a REIT would significantly reduce the cash available for distribution by us to our shareholders. Unless entitled to relief under the specific statutory provisions, we also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances we would be entitled to such statutory relief.

         Our qualification and taxation as a REIT depends upon our ability to satisfy on a continuing basis, through actual annual operating and other results, various requirements under the Code, with regard to, among other things, the sources of our gross income, the composition of our assets, the level of our dividends to shareholders, and the diversity of our share ownership. The purpose of these requirements is to allow the tax benefit of REIT status only to companies that primarily own, and primarily derive income from, real estate-related assets and certain other assets which are passive in nature, and that distribute 95% of taxable income (computed without regard to our net capital gain) to shareholders. We believe that we have qualified as a REIT for all of our taxable years commencing with our taxable year ended December 31, 1986, and that our current structure and method of operation is such that we will continue to qualify as a REIT. No assurance can be given, however, that our actual results of the operations, the sources of our gross income, the composition of our assets, the level of our dividends to shareholders and the diversity of our share ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT.

TAXATION OF OUR U.S. SHAREHOLDERS

         As long as we qualify as a REIT, distributions made to our U.S. shareholders with respect to their Trust Shares out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income and will not be eligible for the dividends received deduction for shareholders that are corporations.

         Distributions that are properly designated by us as capital gain dividends will be taxable to U.S. shareholders as long-term capital gain (to the extent they do not exceed our actual net capital gain for the taxable year) without regard to the period for which a U.S. shareholder has held his Trust Shares. However, corporate U.S. shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. In addition, we may elect to retain amounts representing net capital gain income. If we make such an election, holders of Trust Shares will (1) include in their income as long-term capital gain their proportionate share of such undistributed capital gains and
(2) be deemed to have paid their proportionate share of the tax paid by us on such undistributed capital gains and thereby receive a credit or refund for such amount. A holder of Trust Shares will increase the basis in its Trust Shares by the difference between the amount of capital gain included in its income and the amount of the tax it is deemed to have paid. Our earnings and profits of will be adjusted appropriately. Also, the 4% excise tax referred to above would continue to be imposed on us upon a failure to make certain required distributions. If we should elect to retain net capital gain income in this fashion, we will notify our shareholders of the relevant tax information within 60 days of the close of the taxable year.

         Capital gain realized by a U.S. shareholder from the sale or exchange of property held for more than one year will be treated as long-term capital gain. Under the recently enacted Internal Revenue Service Restructuring and Reform Act of 1998, long-term capital gain realized by a noncorporate shareholder will be taxed at a maximum effective tax rate of 20%, or 25% in the case of "unrecaptured section 1250 gain" recognized on the sale or exchange of certain real estate assets. If for any taxable year we elect to designate as capital gain dividends any portion of dividends paid or made available for the year to our shareholders, including our retained capital gain dividends described above, then we will designate the portion of the capital gain dividends that is to be taxed to noncorporate U.S. shareholders at the varying maximum capital gain rates of 20% and 25%.

         To the extent that we make distributions in excess of current and accumulated earnings and profits, these distributions are treated first as a tax-free return of capital to the shareholder, reducing the tax basis of a shareholder's Trust Shares by the amount of such distribution (but not below zero), with distributions in excess of the shareholder's tax basis taxable as capital gains (if the Trust Shares are held as a capital asset). In addition, any dividend we declare in October, November or December of any year and payable to a shareholder of record on a specific date in any such month shall be treated as both paid by us and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by us during January of the following calendar year. Shareholders may not include in their individual income tax returns any of our net operating losses or capital losses. Federal income tax rules may also require that certain minimum tax adjustments and preferences be apportioned to our shareholders.

         Upon any sale or other disposition of Trust Shares, a shareholder generally will recognize gain or loss for federal income tax purposes in an amount equal to the difference between (1) the amount of cash and the fair market value of any property received on such sale or other disposition and (2) the holder's adjusted basis in such Trust Shares for tax purposes. Such gain or loss will be capital in nature if such shares have been held by the shareholder as a capital asset. If Trust Shares are held by a noncorporate shareholder as a capital asset, gain from the sale or exchange of Trust Shares (or as a result of distributions in excess of the shareholder's tax basis in his Trust Shares) will be eligible for the maximum 20% capital gains rate if the Trust Shares have been held for more than one year. In general, any loss recognized by a shareholder upon the sale or other disposition of Trust Shares that have been held for six months or less (after applying certain holding period rules) will be treated as long-term capital loss, to the extent of distributions received by such shareholder from us which were required to be treated as long-term capital gains.

TAXATION OF TAX-EXEMPT SHAREHOLDERS

         Most tax-exempt employees' pension trusts are not subject to federal income tax except to the extent of their receipt of "unrelated business taxable income" as defined in Section 512(a) of the Code, or UBTI. Based on an Internal Revenue Service revenue ruling, distributions by a REIT to a shareholder that is a tax-exempt entity should not constitute UBTI, provided that the tax-exempt entity has not financed the acquisition of its Trust Shares with "acquisition indebtedness" within the meaning of the Code and the Trust Shares are not otherwise used in an unrelated trade or business of the tax-exempt entity.

         However, certain pension trusts (including so-called 401(k) plans but excluding individual retirement accounts or government pension plans) that own more than 10% of a "pension- held REIT" must report a portion of the distribution that they receive from such a REIT as UBTI. We have not been and do not expect to be treated as a pension-held REIT for purposes of this rule.

TAXATION OF OUR FOREIGN SHAREHOLDERS

         The rules governing the federal income taxation of Non-U.S. Holders are complex, and the following discussion is intended only as a summary. If you are a Non-U.S. Holder, you should consult with your own tax advisor to determine the impact of federal, state, local and foreign tax laws, including tax return filing and other reporting requirements, with respect to your investment in Trust Shares.

         Distributions From the Trust

1. Ordinary Dividends.
   -------------------
The portion of dividends received by Non-U.S. Holders payable out of our earnings and profits which are not attributable to our capital gains and which are not effectively connected with a U.S. trade or business of the Non-U.S. Holder will be subject to U.S. withholding tax at the rate of 30% (unless reduced by an applicable treaty). In general, Non-U.S. Holders will not be considered engaged in a U.S. trade or business solely as a result of their ownership of Trust Shares. In cases where the dividend income from a Non-U.S. Holder's investment in Trust Shares is (or is treated as) effectively connected with the Non-U.S. Holder's conduct of a U.S. trade or business, the Non-U.S. Holder generally will be subject to U.S. tax at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax in the case of a Non-U.S. Holder that is a foreign corporation).

2. Non-Dividend Distributions.
   ---------------------------
Distributions in excess of our current or accumulated earnings and profits will not be taxable to a Non-U.S. Holder to the extent that they do not exceed the adjusted basis of the shareholder's Trust Shares, but rather will reduce the adjusted basis of such Trust Shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Holder's Trust Shares, they will give rise to gain from the sale or exchange of its Trust Shares, the tax treatment of which is described below. We are required to withhold 10% of any distribution in excess of our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution (or a lower applicable treaty rate), to the extent that we do not do so, any portion of a distribution not subject to withholding at a rate of 30% (or a lower applicable treaty rate) will be subject to withholding at a rate of 10%. However, the Non-U.S. Holder may seek a refund of such amounts from the Internal Revenue Service if it was subsequently determined that such distribution was, in fact, in excess of our current or accumulated earnings and profits, and the amount withheld exceeded the Non-U.S. Holder's United States tax liability, if any, with respect to the distribution.

3. Capital Gain Dividends.
   -----------------------
Distributions of proceeds attributable to our sale or exchange of U.S. real property interests ("USRPI") are subject to income and withholding taxes pursuant to the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA. These amounts will be considered effectively connected with a U.S. trade or business of the Non-U.S. Holder and subject to U.S. income tax at the rate applicable to U.S. individuals or corporations, without regard to whether such distribution is designated as a capital gain dividend. In addition, we will be required to withhold tax equal to 35% of any distribution to a Non-U.S. Holder that could be subject to these rules.. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a foreign corporate shareholder that is not entitled to treaty exemption. The FIRPTA tax and withholding regime may also apply to undistributed capital gain dividends we elect to retain. Amounts withheld under these rules are creditable against the Non-U.S. Holder's U.S. federal income tax liability.

         Dispositions of Trust Shares. Unless Trust Shares constitute a USRPI, a sale of Trust Shares by a Non-U.S. Holder generally will not be subject to U.S. taxation under FIRPTA. The Trust Shares will not constitute a USRPI if we are a "domestically controlled REIT." A domestically controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its Trust Shares is held directly or indirectly by Non-U.S. Holders. We believe that we have been and anticipate that we will continue to be a domestically controlled REIT, and therefore that the sale of Trust Shares will not be subject to taxation under FIRPTA. Because the Trust Shares will be publicly traded, however, no assurance can be given that we will continue to be a domestically controlled REIT. If we do not constitute a domestically controlled REIT, a Non-U.S. Holder's sale of our shares generally will still not be subject to tax under FIRPTA as a sale of a USRPI provided that (1) such shares are "regularly traded" (as defined by applicable Treasury regulations) on an established securities market and (2) the selling Non-U.S. Holder does not hold more than 5% of the value of the series and class of our outstanding shares being sold, at all times during a specified testing period.

         If gain on the sale of Trust Shares were subject to taxation under FIRPTA, the Non-U.S. Holder would be subject to the same treatment as a U.S. shareholder with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and the purchaser of Trust Shares could be required to withhold 10% of the purchase price and remit such amount to the Internal Revenue Service. Capital gains not subject to FIRPTA will nonetheless be taxable in the United States to a Non-U.S. Holder in two cases: (1) if the Non-U.S. Holder's investment in Trust Shares is effectively connected with a U.S. trade or business conducted by such Non-U.S. Holder, the Non-U.S. Holder will be subject to the same treatment as a U.S. shareholder with respect to such gain or (2) if the Non-U.S. Holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, the nonresident alien individual will be subject to a 30% tax on the individual's capital gain.

OTHER TAX CONSIDERATIONS

         State and Local Taxes. We and our shareholders may be subject to state or local taxation in various jurisdictions, including those in which we or they transact business or reside. The state and local tax treatment of us and our shareholders may not conform to the federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the our shares.

                                  LEGAL MATTERS

         The legality of the Trust Shares offered hereby will be passed upon for us by Fulbright & Jaworski L.L.P., New York, New York.

         EXPERTS

         The audited financial statements and schedules incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                              AVAILABLE INFORMATION

         We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and, in accordance therewith, files, reports, proxy statements and other information with the Securities and Exchange Commission, or the Commission. The Registration Statement, the exhibits and schedules forming a part thereof and the reports, proxy statements and other information we file with the Commission in accordance with the Exchange Act can be inspected and copied at the Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C.20549, and at the following regional offices of the Commission: Seven World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the Commission. In addition, our shares are listed on the New York Stock Exchange, or the NYSE, under the symbol "UHT" and similar information concerning us can be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

         We have filed with the Commission a registration statement on Form S-3, or the Registration Statement, of which this prospectus is a part, under the Securities Act of 1933, as amended, or the Securities Act, with respect to our shares offered hereby. This prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance reference is made to the copy of such contract or other documents filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding us and our shares, reference is hereby made to the Registration Statement and such exhibits and schedules which may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     We have filed the documents listed below under the Exchange Act with the Commission and are incorporated herein by reference:

         a. Our Annual Report on Form 10-K (filed on March 30, 1999), for the year ended December 31, 1998.

         b. Our definitive Proxy Statement dated April 30, 1999 relating to our Annual Meeting of Shareholders on June 1, 1999.

         c. The description of our shares contained in our Registration Statement on Form 8-A filed with the Securities and Exchange Commission on November 12, 1986.

         d. Our Quarterly Report on Form 10-Q for the period ended March 31,
1999.

         All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering of all shares to which this prospectus relates shall be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing such documents.

         Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in the prospectus (in the case of a statement in a previously filed document incorporated or deemed to be incorporated by reference herein), in any applicable prospectus supplement relating to a specific offering of our shares, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus or any accompanying prospectus supplement. Subject to the foregoing, all information appearing in this prospectus and each accompanying prospectus supplement is qualified in its entirety by the information appearing in the documents incorporated by reference.

         Copies of all documents which are incorporated herein by reference (not including the exhibits to such information, unless such exhibits are specifically incorporated by reference in such information) will be provided without charge to each person, including any beneficial owner, to whom this prospectus is delivered upon written or oral request. Requests should be directed to Universal Health Realty Income Trust, 367 South Gulph Road, P.O. Box 61558, King of Prussia, Pennsylvania 19406-0958, Attention: Cheryl K. Ramagano (telephone number: (610) 265-0688).

                                 900,000 SHARES



                      UNIVERSAL HEALTH REALTY INCOME TRUST


                              DIVIDEND REINVESTMENT
                                       AND
                               SHARE PURCHASE PLAN





                           ---------------------------

                                   PROSPECTUS

                           ---------------------------








                                  JUNE 28, 1999

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the various expenses (all of which will be borne by the Trust) in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions (if any). All of the amounts shown are estimates except the Securities and Exchange Commission registration fee and filing fees for the New York Stock Exchange.


                                                         AMOUNT
                                                         ------
           SEC registration fee                         $ 4,848
           NYSE listing fee                             $29,500
           Accounting fees and expenses                 $10,000
           Legal fees and expenses                      $15,000
           Miscellaneous                                $10,000
                Total                                   $69,348


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Reference is made to the Trust's Declaration of Trust, in particular to
Section 4.5, filed as an exhibit to Registration Statement No. 33-7872 on Form S-11, which is incorporated herein by reference, which provides that, except as prohibited by law, the Trust shall indemnify any trustee, officer, employer, shareholder, agent or affiliate of the Trust who is made a party to any action or proceeding by reason of the fact that he is such trustee, officer, employee, shareholder, agent or affiliate of the Trust.

ITEM 16.  EXHIBITS

EXHIBIT
NUMBER                   DESCRIPTION
------                   -----------

4.1      Declaration of Trust, dated as of August 1986, previously filed as
         Exhibit 3.1 Amendment No. 3 of the Registration Statement on Form S-11 and Form S-2 of Universal Health Services, Inc. and the Trust (Registration No. 33-7872) and incorporated herein by reference.

4.2 Amendment to Declaration of Trust, dated as of June 23, 1993, previously filed as Exhibit 3.2 to the Trust's Annual Report on Form 10-K for the year ended December 31, 1993 and incorporated herein by reference.

4.3 Amended and restated bylaws, filed as Exhibit 3.2 to the Trust's Annual Report on Form 10-K for the year ended December 31, 1988 and incorporated herein by reference.

5.1      Opinion of Fulbright & Jaworski L.L.P.

23.1     Consent of Arthur Andersen LLP.

23.2     Power of Attorney--(included on signature page hereof).

ITEM 17.  UNDERTAKINGS

         (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the question has already been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities and Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) The undersigned registrant hereby undertakes that:

                  (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                  (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

       Pursuant to the requirement of the Securities Act of 1933, the Trust certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunder duly authorized, in King of Prussia, Commonwealth of Pennsylvania, as of the 25 day of June, 1999.



                                       UNIVERSAL HEALTH REALTY INCOME TRUST



                                          /s/ Alan B. Miller
                                          ------------------------------
                                          Alan B. Miller
                                          Chairman of the Board and
                                          Chief Executive Officer

                                POWER OF ATTORNEY

           KNOWN BY ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Alan B. Miller and Kirk E. Gorman, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

           Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

           SIGNATURE                                   CAPACITY                                          DATE
           ---------                                   --------                                          ----

/s/ Alan B. Miller                             Chairman of the Board                                  June 25, 1999
--------------------------                     and Chief Executive
Alan B. Miller                                 Officer

/s/ Kirk E. Gorman                             President, Chief                                       June 25, 1999
--------------------------                     Financial Officer, Secretary and
Kirk E. Gorman                                 Trustee

/s/ Charles F. Boyle                           Vice President                                         June 25, 1999
--------------------------                     and Controller
Charles F. Boyle

/s/ Cheryl K. Ramagano                         Vice President and                                     June 25, 1999
--------------------------                     Treasurer
Cheryl K. Ramagano

/s/ Daniel M. Cain                             Trustee                                                June 25, 1999
--------------------------
Daniel M. Cain

/s/ James E. Dalton, Jr.                       Trustee                                                June 25, 1999
--------------------------
James E. Dalton, Jr.

--------------------------
Myles H. Tanenbaum                             Trustee



--------------------------                     Trustee
Miles L. Berger
